AMENDED & RESTATED ESCROW SERVICES AGREEMENT

This Amended and Restated Escrow Services Agreement (the “Agreement”) is made and entered into as of July____, 2016, by and between FundAmerica Securities, LLC (“Escrow Agent”) and XTI Aircraft Company("Issuer")(collectively the “Parties”) with respect to the offering known as “XTI Aircraft Company 2015 common shares”pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”).

RECITALS

WHEREAS, the Issuer proposes to offer for sale to investors, as disclosed in its offering circular on Form 1-A (the “Offering”) filed with the Securities and Exchange Commission (the “SEC”) File No. 024-10500 (“Offering Circular”), pursuant to Tier 2 of Regulation A under the Securities Act, for the offering of Issuer’s common stock (“Securities”) directly (“issuer-direct”) in the amount of up to $20,000,000 (the “Maximum Amount of the Offering”).

WHEREAS, Issuer desires to establish an escrow account in which funds received from investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement. Escrow Agent agrees to serve as Escrow Agent for the Subscribers with respect to such escrow account pursuant to Rule 15c2-4(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the terms and conditions set forth herein to be held at Alliance Bank, an FDIC insured bank (the “Bank”), in a segregated bank account as described below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.     Establishment of Escrow Account. Prior to Issuer receiving qualification from the U.S. Securities and Exchange Commission (“SEC”) allowing Issuer to commence the Offering, and prior to the receipt of the first investor funds, the Escrow Agent shall establish an account at the Bank entitled “FundAmerica Securities as Agent for XTI Aircraft Company” (the "Escrow Account"). The Escrow Account shall be a segregated, deposit account of the Escrow Agent at the Bank. The Escrow Agent shall maintain the Escrow Account and escrowed funds in a manner that is compliant with SEC Rules 10b-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended.

2.     Escrow Period. The term of the Escrow Account (the “Escrow Period”) shall begin on the Qualification Date and shall terminate in whole or in part upon the earlier to occur of the following:

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A.     The date upon which subscription amounts for the Maximum Amount of the Offering required to be sold have been deposited and cleared in the Escrow Account and the Issuer has instructed the closing on those funds. Escrow shall remain open pending receipt of Securities to meet the Maximum Amount of the Offering; or

B.     The date which is one year from the Offering Circular is re-qualified by the SEC; or

C.     The date upon which a determination is made by the Issuer to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) the Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and (ii) the Issuer is not entitled to any funds received into the Escrow Account, and that no amounts deposited into the Escrow Account shall become the property of the Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of the Issuer or any other entity, until the sale to such Subscribers in fully paid for bona fide transactions and Issuer has provided Escrow Agent with disbursement instructions in accordance with this Agreement. The offering term may not be extended by the Issuer except in accordance with the provisions of the Offering Circular.

In addition, the Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering as set out in the Offering Circular covering the Offering. Issuer represents that no funds have yet been raised for the Offering and that all funds to be raised for the Offering will be deposited in the escrow account established by the Escrow Agent.

3.     Deposits into the Escrow Account. Prior to termination of this Agreement, all Subscribers will be instructed by Issuer or its agents to transfer funds by wire or ACH transfer directly to the Escrow Account or deliver checks made payable to “FundAmerica Securities, LLC, as Agent to XTI Aircraft Company Escrow Account” for deposit into the Escrow Account no later than noon the next business day after receipt by the Escrow Agent. Any check payable other than to the Escrow Account as required hereby shall be returned promptly to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the Issuer, and such check shall be deemed not to have been delivered to the Escrow Account pursuant to the terms of this Agreement. Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." Escrow Agent shall promptly deposit all monies received from Subscribers for the payment of the Securities into the Escrow Account, with an accounting of each posted to its ledger, which also sets forth, among other things, each Subscriber’s name, physical address, the quantity of securities purchased, and the date and amount paid. All monies so deposited in the Escrow Account are hereinafter referred to as the "Escrow Amount”. Issuer or its agents shall promptly, concurrent with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber’s signed subscription agreement and other information as may be reasonably requested by Escrow Agent in the performance of its duties under this Agreement.

4.     Escrow Agent’s Representations and Warranties. Escrow Agent hereby represents and warrants as follows:

A.     Escrow Agent is qualified and authorized to act as Escrow Agent and to perform the services described in this Agreement.

B.     Escrow Agent shall comply in all material respect with all laws and regulations, including without limitation Regulation 15c2-4 under the Exchange Act.

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C.     Escrow Agent shall comply with the government regulations pertaining to US Treasury, Homeland Security, Internal Revenue Service and the Securities and Exchange Commission, under which financial institutions are required to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions, including those requirements relating to information requested of the Issuer and Subscribers, which will be typical information requested in the gathering and verification guidelines. Escrow Agent shall follow best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them.

The Escrow Agent is under no duty or responsibility to enforce collection of any wire, check, or ACH delivered to it hereunder. The Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent the Escrow Agent reasonably deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices.

The Escrow Agent may at any time reject or return funds to any Subscriber (i) who or which does not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Escrow Agent, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines in its sole discretion that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds as Escrow Agent due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Escrow Agent shall promptly inform the Issuer in writing of the particulars regarding: (a) any such return or rejection; and (b) any determination by the Escrow Agent that it was or is necessary to deny, suspend or terminate participation in the Escrow Account of any Subscriber based on compliance with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. The “particulars” shall include the same information included in the accounting under Section 3.

5.     Disbursements from the Escrow Account. In the event the Escrow Agent does not receive instructions from the Issuer to disburse funds from the Escrow Account prior to the termination of the Escrow Period, the Escrow Agent shall terminate escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from the Subscriber, without deduction, penalty, or expense to the Subscriber.

In the event the Escrow Agent receives cleared funds prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from the Issuer (generally via notification in the API utilized between FundAmerica and Start Engine), Escrow Agent shall, pursuant to those instructions, pay such Escrow Amount for all accepted subscriptions pursuant to the instructions of Issuer. Issuer acknowledges that there is a 24 hour (one business day) processing time once a request has been received to break Escrow or otherwise move funds. This is to accommodate the time needed to compare the request to the offering documents, to ensure AML has been completed, and to prepare funds for disbursement.

Issuer will furnish Escrow Agent with a schedule of deductions from the Escrow Account for broker fees and other funds for management and offering and selling expenses, as set out in the Broker-Dealer Services Agreement entered between the Parties, from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Escrow Agent is hereby directed to remit such funds as is directed by Issuer directly to the broker(s) and other parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted to brokers and other parties, and interest earned or accumulated in the Escrow Account) will then be remitted to Issuer as described above.

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6.     Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH charge backs and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the escrow ledger to be made available to Issuer upon written request at any time and from time-to-time during the term of this Agreement. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer,then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. Any dispute that is between Issuer and a Subscriber, and does not involve the Escrow Agent, shall not be a basis for any delay in payment due to the Escrow Agent.

7.     Investment of Escrow Amount. The Escrow Agent may, at its discretion, invest any or all of the escrow account balance as permitted under Rule 15c2-4 under the Exchange Act, which shall mean short term investments in: (a) bank accounts, (b) bank money-market accounts, (c) short term certificates of deposit issued by a bank, and/or (d) short-term securities issued or guaranteed by the U S Government. Interest accumulated on the balances shall be the property of Escrow Agent as part of its Escrow Administration Fee.

8.     Escrow Administration Fees, Compensation of Escrow Agent. The Escrow Agent is entitled to escrow administration fees of $225 set up charge and a $25 fee per month, so long as the escrow account is open,plus any applicable fees for fund transfers (ACH $5.50, check $10.00, wire $15.00) and electronic signature ($3.00 per investment, unlimited documents).Issuer is liable to Escrow Agent to pay and agrees to pay Escrow Agent such fees, even under circumstances where the Issuer has entered an agreement that said fees are to be paid by a funding platform or another representative of the Issuer. All fees are not contingent in any way on the success or failure of the Offering. Furthermore, the Escrow Agent is exclusively entitled to retain any and all investment interest, gains and other income earned pursuant to item 7, above,as part of its compensation. No fees, charges or expense reimbursements of the Escrow Agent are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of the Issuer (such as a funding platform, etc.), may be made via either the Issuer’s credit card or ACH information on file with FundAmerica Securities. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or the Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the escrow account.

Term and Termination. This Agreement will remain in full force during the Escrow Period. After this Agreement is terminated, certain provisions will remain in effect, including but not limited to, Sections3, 5, 6, 10, 11 and 13 of this Agreement.

9.     Binding Arbitration, Applicable Law and Venue, Attorneys’ Fees. This Agreement shall be governed by, and will be interpreted and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws to the extent the application of such principles would cause the law of a different state to apply. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in the city of New York, New York State. Issuer and FundAmerica Securities consents to this method of dispute resolution, as well as jurisdiction, and consents to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable attorneys’ fees, and the decision of the arbitrator shall be final, binding and enforceable in any court.

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10.     Indemnity. Issuer agrees to defend, indemnify and hold FundAmerica Securities and its respective related entities (including FundAmerica Technologies, LLC), directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers, including Bank or other FDIC member bank (collectively, “Indemnified Parties”), harmless from any loss, liability, claim, or demand, including reasonable attorneys’ fees, made by any third party due to or arising out of this Agreement and/or arising from Issuer’s material breach of any provision in this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) result from the willful misconduct or gross negligence of the Indemnified Parties.. This defense and indemnification obligation will survive termination of this Agreement.

FundAmerica Securities reserves the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and Issuer agrees to fully cooperate with FundAmerica Securities in the defense of any such claim, action, settlement or compromise negotiations, as requested by FundAmerica Securities.

11.     Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and FundAmerica Securities regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform, except for the payment of money to the other party, due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

12.     Changes. Subject to five business days prior written notice to Issuer, Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, to modify either this Agreement and/or the escrow account if reasonably necessary to comply or conform to such changes or interpretations. Furthermore, both parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of FundAmerica Securities. Except as so required to comply or conform to such changes or interpretations of new laws or regulations, no amendment to this Agreement shall be valid or enforceable without both parties’ prior written agreement and signatures on such agreement.

13.     Notices. Any notices to Escrow Agent shall be sent to escrow@fundamericasecurities.com.Any notices to Issuer shall be sent to awoglom@xtiaircraft.com .

14.     Language. This Agreement and all related pages, forms, emails, alerts and other communications shall be drafted and/or presented in English.

16.     Electronic Signature and Communications Notice and Consent. (a) The parties agree to use Digital (“electronic”) signatures, often referred to as an “e-signature”, to enable paperless contracts and help speed up business transactions, and will sign this Agreement below by typing in their respective names, with the underlying software recording the parties’ IP address, browser identification, the timestamp, and a securities hash within an SSL encrypted environment.

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(b)     The parties further agree that this electronically signed Agreement will be made available to both Issuer and Escrow Agent, as well as any associated bankers, brokers and platforms, to the extent permitted under this Agreement, so they can access and copy it. Escrow Agent shall store and make the Agreement accessible on its FundAmerica Securities Service.

(c)     Issuer and Escrow Agent each hereby consents and agrees that electronically signing this Agreement constitutes Issuer’s and Escrow Agent’s signatures, acceptance and agreement as if actually signed by Issuer or Escrow Agent in writing. Further, both parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of either party’s signature or the resulting contract between Issuer and Escrow Agent. Both parties agree that its respective e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding and such transaction shall be considered authorized by such party.

(d)     Furthermore, Issuer and Escrow Agent hereby agree that all current and future notices, confirmations and other communications regarding this Escrow Services Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in Section 13, above, or as otherwise from time to time is changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipient’s spam filters by the recipient’s email service provider, or due to a recipient’s change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to res end communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received.

(e)     No physical, paper documents will be sent to Issuer, and if a party desires physical documents then it agrees to be satisfied by directly and personally printing, at that party’s own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that such party desire.

17.     Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by email transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

18.     Substitute FormW-9: Taxpayer identification number certification and backup withholding statement.

PRIVACY ACT STATEMENT: Section 6109 of the Internal Revenue Code requires the Issuer to provide the Escrow Agent with Issuer’s Taxpayer Identification Number(TIN).

Name of Business: XTI Aircraft Company

Tax Identification Number:

Check the appropriate box below:

[X] We are exempt from backup withholding.

[  ] We are subject to backup withholding.

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Under penalties of perjury, by signing this Agreement below I certify that the number shown above is our correct taxpayer identification number, we are not subject to backup withholding unless I’ve checked the appropriate box above, and that we are a U.S. domiciled business.

Your Consent is Hereby Given: By signing this Agreement electronically, Issuer explicitly agrees to receive documents electronically including its copy of this signed Agreement as well as ongoing disclosures, communications and notices.

Agreed as of the date set forth above by and between:

XTI Aircraft Company
By
Name:
Title:

FundAmerica Securities, LLC
By
Name: Jonathan Self
Title: President

© Copyright, 2014 FundAmerica Securities, LLC All Rights Reserved

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